Exhibit 10.42

MERGER PERFORMANCE INCENTIVE AWARD NOTICE

to [NAME]

Pursuant to the United Continental Holdings, Inc.

2008 Incentive Compensation Plan

This Merger Performance Incentive Award Notice (the “Award Notice”), dated as of [Grant Date], sets forth the terms and conditions of an award of [Number of Awards Granted] restricted stock units (the “Award”) that are subject to the terms and conditions specified herein (“RSUs”) and that are granted to [Participant Name] by United Continental Holdings, Inc., a Delaware corporation (the “Company”), under the United Continental Holdings, Inc. 2008 Incentive Compensation Plan, as amended (the “Plan”). This Award is designed to provide you with incentives related to the achievement of performance goals arising out of the merger of the operations of United Air Lines, Inc (“United”) and Continental Airlines, Inc (“Continental”). This Award constitutes an unfunded and unsecured promise of the Company to pay (or cause to be paid) to you, subject to the terms of this Agreement, a cash payment for each RSU as set forth in Section 3 below.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Notice. In the event of any conflict between the terms of the Plan and the terms of this Award Notice, the terms of the Plan shall govern; provided, however, that this Award shall be subject to the terms of any applicable employment agreement between you and the Company or an Affiliate that is in effect at the time of your Termination of Employment (the “Employment Agreement”).

SECTION 2. Definitions. Capitalized terms used in this Award Notice that are not defined in this Award Notice have the meanings as used or defined in the Plan. As used in this Award Notice, the following terms have the meanings set forth below:

“Effective Date” means [            , 20    ].

“Fair Market Value” means, as of any specified date, the simple average of the closing sales prices of a Share in the principal securities market in which the Shares are then traded over the 20 most recent consecutive Trading Days ending on the last Trading Day preceding the specified date, adjusted appropriately by the Committee for any stock splits, stock dividends, reverse stock splits, special dividends or other similar matters occurring during or with respect to any relevant measurement period.

“Performance Goal” means (a) with respect to each of Tranches 1, 2, 3 and 4, the achievement, on or before the last day of the Performance Period for such Tranche, of the performance goal with respect to which the vesting of the RSUs included in such Tranche is contingent as described in the definition of the term “Tranche” below, and (b) with respect to Tranche 5, the achievement over the Performance Period for such Tranche of the performance goal with respect to which the vesting of the RSUs included in such Tranche is contingent as described in the definition of the term “Tranche” below.

“Performance Period” means the period beginning on January 1, 2011 and ending on December 31, 2013; provided, however, that (a) with respect to Tranche 1, the Performance Period shall end on             , 20    , (b) with respect to Tranche 2, the Performance Period shall end on             , 20    , and (c) with respect to Tranche 3, the Performance Period shall end on             , 20    .

“Trading Day” means a day during which trading in securities generally occurs in the principal securities market in which Shares are traded.

“Tranche” means each of the five separate tranches into which the RSUs are divided, determined as follows:

Tranche 1	means % of the RSUs subject to this Award, the vesting of which is contingent upon achievement of the integration of the United and Continental customer loyalty programs, Mileage Plus and OnePass, respectively, which integration may include achievement of elements including, but not limited to, the following: integration of the member customer databases into a single, unified database; integration of the loyalty technology platform to enable common mileage currency earn/burn across the combined United and Continental systems; rollout of a single, new frequent flyer program elite program (including common qualification tiers and associated rewards); and rollout of a single, new frequent flyer program infinite elite program.

Tranche 2	means % of the RSUs subject to this Award, the vesting of which is contingent upon achievement of the integration of the United and Continental reservation systems, which integration may include achievement of a successful migration to a single passenger service system allowing the Company to operate using a single carrier code, flight schedule, inventory website and departure control system.

Tranche 3	means % of the RSUs subject to this Award, the vesting of which is contingent upon the Company obtaining from the Federal Aviation Administration a single operating certificate for the new, combined airline.

Tranche 4	means % of the RSUs subject to this Award, the vesting of which is contingent upon negotiation and ratification of new joint collective bargaining agreements with the unions representing the following four workgroups (each of which workgroups consists of both United and Continental employees): pilots; flight attendants; mechanics; and ramp agents. The achievement of each ratified joint collective bargaining agreement shall impact vesting of Tranche 4 as set forth in Section 3.

Tranche 5

means             % of the RSUs subject to this Award, the vesting of which is contingent upon the Company’s achievement of a level of net incremental revenue synergies and cost synergies attributable or relating to the merger of United and Continental, considering factors that may include, but are not limited to, the following (which factors may be considered in comparison to the Company’s historic performance or relative to the airline industry): the Company’s expanded network reach, presence and connecting opportunities that provide customers with improved choice and convenience; fleet optimization that allows the Company to better match capacity with demand; the streamlining of corporate overhead functions; the impact of moving to common information technology systems; the right-sizing of facilities; and purchasing and other operational efficiencies.

“Vesting Date” means, with respect to each Tranche, the date upon which the Performance Goal with respect to such Tranche has been achieved; provided, however, that (a) there may be more than one Vesting Date with respect to Tranche 4 and (b) the Vesting Date with respect to Tranche 5 may not occur prior to the last day of the Performance Period for such Tranche.

SECTION 3. Vesting and Payment.

(a) Vesting.

(i) In General. Subject to the remaining provisions of this Section 3, on a Vesting Date for a Tranche, you shall become entitled to a cash payment in settlement of the percentage of RSUs included in such Tranche that become vested as of such Vesting Date, as specified in Chart 1 below (for Tranches 1, 2 and 3), Chart 2 below (for Tranche 4) or Chart 3 below (for Tranche 5), provided that you remain continuously employed by the Company or an Affiliate from the Effective Date to the relevant Vesting Date (subject to the terms of any Employment Agreement).1 [You shall not be eligible for any payment with respect to a Performance Goal for a Tranche that has been achieved prior to the grant of this award to you.] Except as provided in Sections 3(a)(ii) and 3(a)(iii), the Committee shall, in its sole discretion, determine whether and when the Performance Goal for a Tranche has been achieved and the level of any such achievement.

Chart 1 – Tranches 1, 2 and 3

	33-1/3% Vesting (Entry)	50% Vesting	66-2/3% Vesting (Target)	83-1/3% Vesting	100% Vesting (Stretch)
Period during which Tranche 1 Vesting Date occurs

[1]	Vesting schedules to be determined and included in charts 1, 2 and 3 at the time of grant.

	33-1/3% Vesting (Entry)	50% Vesting	66-2/3% Vesting (Target)	83-1/3% Vesting	100% Vesting (Stretch)
Period during which Tranche 2 Vesting Date occurs
Period during which Tranche 3 Vesting Date occurs

Chart 2 – Tranche 4

	33-1/3% Vesting (Entry)	50% Vesting	66-2/3% Vesting (Target)	83-1/3% Vesting	100% Vesting (Stretch)
Performance Goal Achieved

If a Vesting Date with respect to Tranche 4 occurs pursuant to Chart 2 above after a Vesting Date with respect to Tranche 4 previously occurred pursuant to Chart 2 above, then the vesting percentage that shall apply on the subsequent Vesting Date shall be reduced by the vesting percentage that applied on the prior Vesting Date. For example, if (A) during calendar year 2012 a Vesting Date occurs that would result in 50% vesting under Chart 2 above, (B) during calendar year 2012 a subsequent Vesting Date occurs that would result in 83-1/3% vesting under Chart 2 above, and (C) during calendar year 2013 a subsequent Vesting Date occurs that would result in 100% vesting under Chart 2 above, then (x) on the first such Vesting Date 50% of the RSUs subject to Tranche 4 shall become vested, (y) on the second such Vesting Date an additional 33-1/3% of the RSUs subject to Tranche 4 shall become vested and (z) on the third such Vesting Date an additional 16-2/3% of the RSUs subject to Tranche 4 shall become vested.

Chart 3—Tranche 5

	33-1/3% Vesting (Entry)	50% Vesting	66-2/3% Vesting (Target)	83-1/3% Vesting	100% Vesting (Stretch)
Performance Goal achieved on Vesting Date for Tranche 5

Notwithstanding the performance levels with respect to Tranche 5 set forth in Chart 3 above, the Committee may, in its sole discretion, increase such performance levels as necessary for the impact of dis-synergies, including, but not limited to, dis-synergies related to the status of the Company’s achievement of the Performance Goal for Tranche 4. In the event that the Performance Goal for Tranche 5 is achieved at a level that is greater than the minimum level specified in the applicable column of Chart 3 above but less than the minimum level specified in the column to the immediate right of such applicable column, then the vesting percentage for such Tranche shall be determined by linear interpolation.

(ii) Death or Disability. Except as specifically provided in any Employment Agreement, if you incur a Termination of Employment by reason of death or Disability prior to the earlier of (A) the Vesting Date with respect to a Tranche (or, with respect to Tranche 4, a Vesting Date resulting in 100% vesting of such Tranche), (B) the occurrence of a Change of Control and (C) the last day of the Performance Period with respect to such Tranche, then (x) a Vesting Date with respect to such Tranche shall be deemed to occur on the date of your Termination of Employment, (y) the percentage of RSUs included in such Tranche that shall be deemed vested on such deemed Vesting Date shall be a prorated portion of 66-2/3% of such RSUs, and (z) you shall immediately become entitled to settlement of your vested RSUs included in such Tranche (as determined in accordance with clause (y) above). The proration required pursuant to clause (y) of the preceding sentence shall be based on a fraction, the numerator of which is the number of days during the period beginning on the Effective Date and ending on the date of your Termination of Employment, and the denominator of which is the number of days in the entire Performance Period with respect to such Tranche. Notwithstanding the foregoing or the provisions of Section 3(b)(i), any payment to which you may otherwise be entitled with respect to Tranche 4 pursuant to the preceding provisions of this paragraph and Section 3(b)(i) shall be reduced (but not below zero) by the amount of any payment that you received or to which you are entitled with respect to such Tranche pursuant to Section 3(a)(i) that is attributable to a Vesting Date that occurred with respect to such Tranche prior to the date of your Termination of Employment.

(iii) Change of Control. If a Change of Control occurs prior to the earlier of (A) your Termination of Employment, (B) the Vesting Date with respect to a Tranche (or, with respect to Tranche 4, a Vesting Date resulting in 100% vesting of such Tranche) and (C) the last day of the Performance Period with respect to such Tranche, then (x) a Vesting Date with respect to such Tranche shall be deemed to occur on the date of such Change of Control, (y) the percentage of RSUs included in such Tranche that shall be deemed vested on such deemed Vesting Date shall be a prorated portion of

66-2/3% of such RSUs, and (z) you shall immediately become entitled to settlement of your vested RSUs included in such Tranche (as determined in accordance with clause (y) above). The proration required pursuant to clause (y) of the preceding sentence shall be based on a fraction, the numerator of which is the number of days during the period beginning on the Effective Date and ending on the date of such Change of Control, and the denominator of which is the number of days in the entire Performance Period with respect to such Tranche. Notwithstanding the foregoing or the provisions of Section 3(b)(i), any payment to which you may otherwise be entitled with respect to Tranche 4 pursuant to the preceding provisions of this paragraph and Section 3(b)(i) shall be reduced (but not below zero) by the amount of any payment that you received or to which you are entitled with respect to such Tranche pursuant to Section 3(a)(i) that is attributable to a Vesting Date that occurred with respect to such Tranche prior to the date of such Change of Control.

(b) Cash Payment in Settlement of RSUs.

(i) In General. A cash payment shall be made to you with respect to a vested RSU as soon as administratively feasible after the last day of the month in which the Vesting Date with respect to such RSU occurs or is deemed to occur in accordance with Section 3(a); provided, however, that (A) if such Vesting Date is deemed to occur on the date of a Change of Control pursuant to Section 3(a)(iii), then such payment shall be made as soon as administratively feasible after the date of such Change of Control, and (B) in no event shall a payment with respect to a vested RSU be made later than March 15 of the calendar year following the calendar year in which the Vesting Date with respect to such RSU occurs or is deemed to occur. Subject to the provisions of Section 3(b)(ii) and Section 3(b)(iii), the cash payment relating to each vested RSU shall be in an amount equal to the Fair Market Value as of the last day of the month in which the Vesting Date with respect to such RSU occurs; provided, however, that (A) if such Vesting Date is deemed to occur on the date of your Termination of Employment by reason of death or Disability pursuant to Section 3(a)(ii), then the Fair Market Value shall be determined as of the date of such Termination of Employment, and (B) if such Vesting Date is deemed to occur on the date upon which a Change of Control occurs pursuant to Section 3(a)(iii), then the Fair Market Value shall be determined as of the date of such Change of Control. Upon settlement, a number of RSUs equal to the number of Shares represented thereby shall be extinguished and such number of RSUs will no longer be considered to be held by you for any purpose.

(ii) Negative Discretion. Notwithstanding the provisions of Section 3(a)(i) and Section 3(b)(i), except as provided in the last sentence of this paragraph, the Committee shall have the right to reduce or eliminate any payment amount with respect to an RSU included in a Tranche that is otherwise payable pursuant to such Sections if the Committee determines in its discretion that such reduction or elimination is appropriate and in the best interest of the Company based on the Company’s unrestricted cash, cash equivalents and short term investments and cash readily accessible under the Company’s unused lines of credit as of the Vesting Date for such Tranche; provided, however, that any such reduction or elimination shall apply in a uniform and nondiscriminatory manner to all employees holding restricted stock units similar to such

RSUs who are, but for the application of this paragraph, entitled to receive a payment amount under corresponding provisions of their award notices with respect to such restricted stock units. The Committee shall not have the right to reduce or eliminate any amount that is payable pursuant to Section 3(a)(ii) or Section 3(a)(iii).

(iii) Maximum Payment Amount. Notwithstanding the preceding provisions of this Section 3, in no event shall the payment with respect to an RSU subject to this Award Notice exceed [$            ] (subject to appropriate adjustment by the Committee for any stock splits, stock dividends, reverse stock splits, special dividends or other similar matters relating to Shares occurring after the Effective Date). To the extent that any payment provided under this Award Notice with respect to an RSU (determined without regard to the limitation described in the preceding sentence) would exceed the limitation described in the preceding sentence, then such excess shall not be paid under this Award Notice and you shall have no rights or entitlements to any such excess amount.

SECTION 4. Forfeiture of RSUs. If a Vesting Date with respect to a Tranche does not occur or is not deemed to have occurred by the end of the Performance Period for such Tranche, then the vesting percentage for such Tranche shall be 0% and all of the RSUs included in such Tranche shall be forfeited as of the end of such Performance Period. If a percentage of the RSUs included in a Tranche become vested in accordance with Section 3(a), then any remaining RSUs included in such Tranche that do not become so vested shall be immediately forfeited on the actual or deemed Vesting Date; provided, however, that, except as provided in the following sentence, unvested RSUs included in Tranche 4 shall not be so forfeited until the earlier of the end of the Performance Period for such Tranche or the occurrence of a deemed Vesting Date pursuant to Section 3(a)(ii) or Section 3(a)(iii). Unless the Committee (or its delegate) determines otherwise, and except as otherwise provided in Section 3(a) of this Award Notice, to the extent that RSUs awarded to you pursuant to this Award Notice have not vested prior to the date of your Termination of Employment, your rights with respect to such unvested RSUs shall immediately terminate upon your Termination of Employment, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividends. You do not have any of the rights of a stockholder with respect to the RSUs granted to you pursuant to this Award Notice. Accordingly, you shall not be entitled to exercise any voting rights or to receive any dividends declared or paid with respect to any Shares underlying such RSUs.

SECTION 6. Non-Transferability of RSUs. Unless otherwise provided by the Committee (or its delegate) in its discretion and notwithstanding clause (ii) of Section 10(a) of the Plan, RSUs and the right to any payment with respect thereto may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by you, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

SECTION 7. Withholding and Consents.

(a) Withholding. The delivery of cash pursuant to Section 3(b) of this Award Notice is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 10(d) of the Plan, and the Company will withhold from any cash payment an amount equal to such withholding liability. The Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to you) to satisfy all obligations for the payment of such taxes.

(b) Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee (or its delegate) of any required consents that the Committee (or its delegate) may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee (or its delegate) deems advisable to administer the Plan).

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Notice shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee (or its delegate) shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Notice, and its determinations shall be final, binding and conclusive.

SECTION 10. Clawback. Notwithstanding any provisions in this Award Notice to the contrary, any portion of the payments and benefits provided under this Award Notice shall be subject to a clawback to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

SECTION 11. Amendment of this Award Notice. The Committee (or its delegate) may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Notice prospectively or retroactively; provided, however, that, except as set forth in Section 10(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Notice shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Notice and the RSUs shall be subject to the provisions of Section 7(c) of the Plan).